INITIAL CAPITAL AGREEMENT

Reality Shares ETF Trust (the “Trust”), a Delaware statutory trust, and Reality Shares, Inc. (“Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby agree as of October 22, 2014 as follows:

1.

In order to provide the Trust with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, the Company is hereby purchasing from the Trust 4,348 shares of beneficial interest of the Reality Shares DIVS ETF, a series of the Trust (the “Shares”), at a purchase price of $23.00 per share, for a total purchase price of $100,000. The Company hereby acknowledges the receipt of the Shares, and the Trust hereby acknowledges receipt from the Company of funds in the amount of $100,000 for such series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

2.

The Company is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), on the basis that the sale of such Shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on the Company’s representation and warranty to the Trust that the Shares are being acquired for the Company’s own account for investment purposes and not with a view to the distribution or redemption thereof, and that the Company has no present intention to dispose of the Shares. The Company further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first written above.

Reality Shares ETF Trust

By:	/s/ Tom Trivella
Name:	Tom Trivella
Title:	Treasurer

Reality Shares, Inc.

By:	/s/ Eric R. Ervin
Name:	Eric R. Ervin
Title:	President and CEO

Signature Page – Reality Shares ETF Trust Initial Capital Agreement